Exhibit 23.1

TAUBER & BALSER, P.C.

Certified Public Accountants

3340 Peachtree Road, N.E.

Suite 250

Atlanta, GA 30326

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by inclusion in this registration statement of Next, Inc. and Subsidiaries on Form SB-2, to be filed on or about February 25, 2005, of our report dated January 7, 2005 appearing in the Company’s Form 10-KSB/A filed on February 16, 2005.

/s/ Tauber & Balser, P.C.
Tauber & Balser, P.C. Atlanta, Georgia February 23, 2005